EXHIBIT 4.13

                     AMENDMENT TO CONSULTING AGREEMENT WITH
                        DAVID TERRY DATED JUNE 29, 2004


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                                                           THE GROSSO GROUP

MEMO

TO:               David A. Terry

FROM:             Joseph Grosso

DATE:             June 29, 2004

RE:               February 16, 2004 Agreement between Terry and Amera Resources
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Further to the February 16, 2004  Agreement the  following is amended  effective
June 1, 2004:

Schedule A - Compensation

The fee of $7,500 per month plus $500 allowance is increased to $9,500 per month plus $500 allowance.

IMA stock options will be granted (as per our June 14, 2004 meeting) to 200,000 over the next 12 months. Stock options in other companies under our common administration will be granted at the discretion of Joe Grosso, the applicable president or compensation committee.

The Consultant (David A. Terry) acknowledges that he is responsible for his applicable income tax, CPP and EI deductions and remittances. The Company has no obligation for any further payment on behalf of the Consultant for these obligations.

The Company wishes to emphasize your responsibility for the direction and management of the members of your staff and the implementation of the overall strategies for the companies as has been discussed with you by the President of the Company.

Consultant                                     Company

David A. Terry



/s/ DAVID A. TERRY                             /s/  Joseph Grosso
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  July 15/04                                     July 8 - 04

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